Exhibit 99.1

KELLY LONDY NAMED CHIEF OPERATING OFFICER OF ACCURAY

SUNNYVALE, Calif., October 15, 2015— Accuray Incorporated (Nasdaq: ARAY) announced today that Kelly Londy, formerly chief commercial officer has been named chief operating officer of the Company effective immediately.  Ms. Londy will also remain an executive vice president of the Company.

“Kelly has successfully led Accuray’s Global Commercial Team for the past three years and played a key leadership role in building commercial momentum and improving our financial performance,” said Joshua H. Levine, president and chief executive officer.  “Her expanded responsibilities will provide end-to-end leadership amongst all customer facing activities, starting with product development and progressing through customer adoption and service, with a continued focus on customer satisfaction and consistent commercial execution.”

Ms. Londy joined Accuray in 2011 as its senior vice president and chief commercial officer.  Prior to joining Accuray, Londy served as vice president and general manager of Molecular Imaging, at GE Healthcare North America, where she optimized multi-business strategy with a focus on value proposition for improved cost, quality and access to new technologies. She also held roles in marketing, executive account management and as a product specialist in the MR and Women’s Health businesses while at GE.  Ms. Londy also served as vice president and general manager at Philips Healthcare North America, where she held multiple leadership roles.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative tumor treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to Accuray’s company trajectory and leadership position in radiation oncology innovation. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to the risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K filed on August 28, 2015 and the Company’s other filings with the SEC.  Forward-looking statements speak only as of the date the statements are made and are based on information available to the Company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. The Company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not place undue reliance on any forward-looking statements.

Investors:

Chris Dailey

Investor Relations, EVC Group

+1 (646) 445-4801

Cdailey@evcgroup.com

Media:

Beth Kaplan

Public Relations Director, Accuray

+1 (408) 789-4426

bkaplan@accuray.com

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